BDO Seidman, LLP
                 Accountants and Consultants
                                                900 Seafirst Financial Center
                                                601 West Riverside Avenue
                                                Spokane, Washington 99201-0611
                                                Telephone: (509) 747-8095
                                                Fax: (509) 747-0415


Securities and Exchange Commission                            April 30, 1996
450 Fifth Street, N. S.
Washington, D. C. 20549

Gentlemen:

This letter is written in response to the requirement of Rule 12b-25(c) under the Securities Exchange Act of 1934 and in satisfaction of item (c) of
Part II of Form 12b-25.

We are the independent auditors of Fischer-Watt Gold Company, Inc.
("the Registrant"). The Registrant has stated in Part III of its filing on Form 12b-25 that it is unable to timely file, without unreasonable effort or expense, its Annual Report on Form 10-KSB for the year ended January 31, 1996, because our Firm has not yet completed our audit of the financial statements of the Registrant for the year ended January 31, 1996 and is therefore unable to furnish the required opinion on such financial statements.

We hereby advise you that we have read the statements made by the Registrant in Part III of its filing on Form 12b-25 and agree with the statements made therein. We are unable to complete our audit of the Registrant's financial statements and furnish the required opinion for a timely filing as we are still in the process of obtaining and analyzing evidential matter pertaining to two recent business acquisitions made by the Registrant. Therefore, we have not yet had sufficient time to complete the auditing procedures which we consider necessary in these circumstances.

Very truly yours

/s/ BDO Seidman, LLP